Williams (NYSE: WMB)
One Williams Center
Tulsa, OK 74172
800-Williams
www.williams.com

DATE: Nov. 17, 2010

MEDIA CONTACT:	INVESTOR CONTACT:
Jeff Pounds (918) 573-3332	Sharna Reingold (918) 573-2078

Laura A. Sugg Joins Williams’ Board of Directors

TULSA, Okla. – Williams (NYSE: WMB) announced today that Laura A. Sugg has been elected to the company’s Board of Directors.  Sugg is a retired senior-level executive with more than 25 years of energy experience in areas including exploration and production and midstream gathering and processing.

Sugg retired from ConocoPhillips in February 2007 as President, Australasia Division.  In that position, she was responsible for the profit and loss and growth responsibility of ConocoPhillips’ operations in Australia and East Timor.

She held a variety of other leadership positions during her 21-year career at ConocoPhillips, including General Manager E&P Human Resources, with responsibility for global compensation and benefits, leadership succession planning, and all HR functions for 10,000 worldwide employees in 16 countries. Sugg was also previously ConocoPhillips’ General Manager of Midstream Gathering & Processing, where she was responsible for profit and loss, health, safety and environment, and operations for its gas gathering, processing, and fractionation business in the U.S., Canada, and Trinidad.

“Laura’s proven track record as an effective leader in the energy industry makes her an excellent addition to the company’s Board of Directors,” said Steve Malcolm, chairman, president and chief executive officer.

Sugg has a bachelor’s degree in chemical engineering from Oklahoma State University.  She is a member of the National Association of Corporate Directors and the Oklahoma State University Engineering Advisory Board.

She becomes the thirteenth member of Williams’ current board of directors. A listing of all Williams’ directors is available at www.williams.com.

About Williams (NYSE: WMB)
Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 77-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership.  More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.